Exhibit (c)(x)

Project WORLD

Discussion Materials

January 21, 2024 / Confidential

Jefferies LLC
Member SIPC

Jefferies

Table of Contents

Disclaimer

The following pages contain material provided to the Board of Directors (the "Board") of WORLD (the "Company") by Jefferies LLC ("Jefferies") in connection with Project WORLD.

These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Board in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies' prior written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.

Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.

This presentation is a preliminary analysis only and does not constitute a fairness opinion of Jefferies as to the value of the Company, and as such, should not be relied upon by the Company or by any other person as such. **The financial data, analyses and assumptions reflected here remain subject to refinement and change based on further discussions and information regarding WORLD's businesses and its financial and operating markets.**

Situation Overview

Executive Summary

- On June 21st, 2023, ROSWELL filed an amended 13D jointly with affiliated entities ("Bidder") updating its beneficial ownership to 21.08%(1) in WORLD
- On June 25th, 2023, ROSWELL delivered a non-binding, publicly disclosed proposal (the "Proposal") to the Board of Directors (the "Board") of WORLD, pursuant to which Bidder proposed to enter into a transaction to acquire WORLD and combine it with Royal Oak Enterprises, LLC ("Royal Oak") for cash consideration of $4.00 per share
  - The Proposal implied a 28.2% premium to WORLD's unaffected stock price of $3.12 on June 23rd, 2023, and a 44.9% premium to WORLD's 3-month VWAP price of $2.76
- On June 25th, 2023, WORLD formed a special committee of the Board (the "Special Committee") to review and evaluate the proposal, and subsequently retained Jefferies as financial advisor and announced their strategic review
- Jefferies had discussions with ROSWELL and more than 60 additional parties regarding a potential transaction with WORLD
  - 11 parties (plus ROSWELL), all financial sponsors, signed an NDA and received the CIM and VDR access
  - None of the potential strategic parties progressed to an NDA
- After these discussions yielded no additional indications of interest, and following further discussions between the Special Committee, advisors and ROSWELL around valuation and process, WORLD entered into a 45-day exclusivity agreement with ROSWELL on November 15th, 2023, predicated upon ROSWELL's verbal indication of an increase to $4.50 per share and an openness to increasing beyond that level, subject to due diligence
  - ROSWELL has been conducting (and has now substantially completed) an intensive due diligence process on various functional areas, including Financial, Sales & Marketing, Human Resources, Environmental, and Legal, and has involved its equity and debt financing sources

Source: Company Filings, ROSWELL proposal letter

(1) Reflects an ownership of 8,905,223 shares of WORLD and calculated based on a total basic share count of 42,245,974 as of May 9, 2023.

Executive Summary (cont.)

- On December 12th, 2023, ROSWELL submitted a request to extend the exclusivity period to January 15th, 2024 and re-confirmed their prior verbal indication of $4.50 per share, subject to completing due diligence and regulatory agreements

- The Special Committee declined to extend exclusivity, considering among other factors the lack of a further increase in the indicated price, but agreed to cooperate with ROSWELL to permit completion of critical due diligence in order to faciliate formulation by ROSWELL of an improved, definitive, and fully-financed proposal

- On January 3rd, 2024, Notch View Capital Management, WORLD's second largest shareholder at 5.9%, filed a 13D, urging an immediate sale of the Company at the best price available
  - Notch View has reiterated its position live to the Special Committee and also stated its willingness to take more aggressive action if a transaction is not consummated

- On January 16th, 2024, ROSWELL submitted an updated written indication of interest at $4.50 per share, a draft merger agreement and forms of definitive debt and equity commitments
  - Subsequently, ROSWELL's equity partner, Rhone Group, verbally indicated to Jefferies openness to a price of $4.75 per share

- On January 19th, 2024, principals of WORLD's Special Committee, ROSWELL, Rhone Group and Jefferies met in-person. At the conclusion of the discussions, ROSWELL and Rhone provided a further increased price of $4.875 per share, conditioned on the Special Committee's agreement to recommend the potential transaction to the Board, and stated that it be deemed as their "best and final" offer
  - ROSWELL has stated that if this best and final proposal is not accepted as a basis for immediately moving to definitive documentation, they intend to withdraw their offer and amend their 13D disclosure accordingly

- Over the course of the due diligence process, the Company's 2024P EBITDA expectations have declined from $95M (forecast provided to all interested parties in September) to $91M (updated Management LRP provided to ROSWELL in December) and further to $88M (draft budget level provided verbally on January 19th), while street consensus expectations have increased from $76M to $85M – substantially converging

Source: Company Filings, ROSWELL proposal letter
(1) Reflects an ownership of 8,905,223 shares of WORLD and calculated based on a total basic share count of 42,245,974 as of May 9, 2023.

Transaction Overview

($Millions, except per share data)

- WORLD's Board of Directors is considering the potential sale of the Company (the "Proposed Transaction") to ROSWELL for a purchase price of $4.875 per share in cash (the "Proposed Purchase Price")
  - Represents a 60.0% premium to the unaffected share price of $3.05 (20-day VWAP pre-announcement) and a 21.9% increase to the original publicly-disclosed proposal
  - The Proposed Transaction is subject to negotiation of a definitive merger agreement and completion of remaining confirmatory due diligence, which is expected to be completed over the course of the coming week
- Jefferies has reviewed the Company's publicly available information and internal financial projections including its long-range plan ("Management LRP") that was finalized as of September 19th, 2023; the Management LRP was subsequently revised on December 4th, 2023, to reflect an updated view of the projection period based on recent YTD performance. A draft of the 2024 budget was received on January 20th, 2024
- At the Special Committee's direction, based on the work done to date, the materials included here reflect the following analysis and discussion topics:
  - Public market perspectives
  - Preliminary financial analyses of the Company's stand-alone intrinsic value, based on the Management LRP and an analysis of other publicly traded companies and precedent M&A transactions
  - Supplementary analyses such as an illustrative financial buyer analysis and an M&A Premiums analysis

Proposed Purchase Price		**$4.875**
Diluted Shares Outstanding[1]		**46.903**
Implied Equity Value		**$228.7**
Plus: Debt (12/31/2023)[2]		428.7
Less: Cash (12/31/2023)[2]		(30.5)
Proposed Transaction Value		**$626.8**
Implied Premiums	**WORLD Stock Price**	
Premium to Current Stock Price (01/19/24)	$3.84	27.0%
Premium to Publicly Disclosed Offer (6/26/24)	$4.00	21.9%
Premium to 20-Day unaffected VWAP (06/23)[3]	$3.05	60.0%
Premium to 90-Day unaffected VWAP (06/23)[3]	$2.76	76.6%
Premium to 52-Week High	$4.57	6.7%
Adj. EBITDA	**WORLD Statistic**	**TEV / EBITDA**
FY2023E	$78.3	8.0x
FY2024P - Street Consensus	$85.2	7.4x
FY2024P - Draft Budget	$88.0	7.1x
FY2024B - Management LRP	$91.1	6.9x

Sources: WORLD latest 10-Q filing (As of September 30, 2023) and Management LRP provided by World management, as approved by the Special Committee for Jefferies' use.
(1) Includes 42,850,915 common shares (per 10Q as of 9/30/2023), 2,223,995 RSUs, 214,556 RSAs, 1,613,409 PSUs (per WORLD equity ledger provided by WORLD Management as of 11/13/2023).
(2) Based on debt balance of $428.7 million and cash balance of $30.5 million as of year end 2023E per WORLD Management.
(3) VWAP calculated based on calendar days.

Proposed Transaction Terms

Proposed Purchase Price	▪ $4.875 per share in cash
Proposed Structure	▪ Reverse Triangular Merger; ROSWELL will cause a subsidiary of Royal Oak ("Merger Sub") to merge with and into the Company, with the Company surviving as an indirect subsidiary of ROSWELL (the "Merger")
Financing	▪ Senior Secured Incremental Term Loan Facility of up to $375 million led by Silver Point as Lead Arranger ▪ Rhone Capital will make a cash equity contribution of between $275 and $325 million
Certain Closing Conditions	▪ Requisite Stockholder Approval (majority of all outstanding shares and per Section 203, a 2/3rd majority of all outstanding shares not owned by ROSWELL and its affiliates) ▪ HSR Approval ▪ No financing condition
No Solicitation	▪ No solicitation, subject to fiduciary out
Outside Date	▪ 6 months from date of agreement
Termination Fees	▪ Company Termination Fee of $20.0 million ▪ Parent Termination Fee of $20.0 million
Other	▪ ROSWELL will use R&W Insurance Policy

Source: Proposed merger agreement and debt commitment letter received on January 16, 2024

Summary of Strategic Review Process Outreach and Engagement


15 Strategics & 42 Financial Sponsors Contacted
5 Financial Sponsors Inbounded
15 Strategics and 35 Financial Sponsors Passed
11 Parties (all financial sponsors) executed NDAs/received CIMs
1 Party Negotiating NDA (gone quiet)
0 Indications of Interest
62
Contacted or Inbounded
12
Engaged with Process
0
Indications of Interest

Note: Numbers exclude ROSWELL

Summary of Buyer Feedback

Attractions	Considerations
✓ Leading positions in multiple categories ✓ Significant scale ✓ Potentially opportunistic valuation ✓ Attractive theme of "better off as a private company"	× Low interest or "red flags" around both sugar and artificial sweeteners × Fear of consumer shifts or regulatory moves × Narrow gross margins relative to other branded food categories × Tobacco industry exposure × Commodity exposure / volatility × High mix of private label / foodservice (vs. branded) × Significant restructuring charges and EBITDA adjustments × Sector(s) not a strategic priority for investment × "Noise" in the business' recent history × Many mid-market investors not experienced in public-company situations

Summary of Outreach

Contacted	
Strategics (15)	Financial Sponsors (47)
[redacted]	

Signed NDA / Received CIM (11)[1]	
Accessed Data Room (7)	Did Not Access Data Room (4)
[redacted]	

Declined post-CIM

[redacted]

Public Market Benchmarks

WORLD Trading Update – Public Market Perspective

($Millions, except per share data)

Trading Statistics

	Unaffected[2] (6/23/23)	Current[3] (1/19/24)	ROSWELL Proposal[2] (6/26/23)	ROSWELL Updated Indication[3] (1/16/24)	ROSWELL Final Offer[3] (1/19/24)
Share Price	$3.12	$3.84	$4.00	$4.50	$4.875
Shares Outstanding (mm)	44.169	46.903	44.169	46.903	46.903
Market Capitalization	$137.8	$180.1	$176.7	$211.1	$228.7
Plus: Total Debt	439.5	435.6	439.5	435.6	435.6
Less: Cash & Cash Eqv.	(26.6)	(24.2)	(26.6)	(24.2)	(24.2)
Enterprise Value	$550.7	$591.5	$589.5	$622.4	$640.0
CY2023E Consensus Revenue	$554.9	$546.1	$554.9	$546.1	$546.1
CY2024P Consensus Revenue	$579.1	$572.5	$579.1	$572.5	$572.5
CY2023E Consensus EBITDA	$76.4	$77.8	$76.4	$77.8	$77.8
CY2024P Consensus EBITDA	$83.4	$85.2	$83.4	$85.2	$85.2

Valuation Metrics

EV / CY2023E Consensus Revenue	0.99x	1.09x[4]	1.06x	1.15x[4]	1.19x[4]
EV / CY2023E Consensus EBITDA	7.2x	7.7x[4]	7.7x	8.1x[4]	8.3x[4]
EV / CY2024P Consensus EBITDA	6.6x	7.0x[4]	7.1x	7.4x[4]	7.6x[4]

Trading Summary

Share Price	$3.12	$3.84	$4.00	$4.50	$4.875
52-Week High	$6.74	$4.57	$6.74	$4.72	$4.57
52-Week Low	$2.09	$2.09	$2.09	$2.09	$2.09
Current % of 52-Week High	46.3%	84.0%	59.3%	95.3%	106.7%
3-M Avg. Daily Vol. ('000s)	484.8	150.5	486.8	162.5	150.1

Pro Forma Capitalization Table

	9/30/23 $	9/30/23 %	Net Leverage	Interest Rate	Maturity
Cash and Cash Equivalents	$24.2				
Term Loan, due 2028	$365.6	83.9%	4.5x	S + 450[5]	2028
Revolving Credit Facility, due 2026	$70.0	16.1%	5.4x	S + 375	2026
Total Debt	**$435.6**	**100.0%**	**5.4x**		

Based on Adj. EBITDA as of 9/30/23: **$76**

Term Loan Trading Levels	Price	Yield
Unaffected (6/23/23)	$73.00	16.82%
Current (1/19/24)	$87.70	12.89%

Source: Company filings, S&P Capital IQ as of January 19, 2024.
Note: Shares outstanding based on fully diluted shares outstanding.

(1) Date of 13D public filing.
(2) Balance sheet details are as of 3/31/2023. Consensus estimates for revenue and EBITDA are as of 6/23/2023 and 6/26/2023, respectively. Includes 42,245,974 common shares (including 3,000,000 common shares currently held in escrow), 1,162,688 RSUs, 131,470 RSAs, 629,305 PSUs, 19,491,320 public warrants and 771,980 private warrants. Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share.
(3) Includes 42,850,915 common shares (per 10Q as of 9/30/2023), 2,223,995 RSUs, 214,556 RSAs, 1,613,409 PSUs (per WORLD equity ledger provided by WORLD Management as of 11/13/2023).
(4) Calculated based on balance sheet details as of 9/30/2023 per latest publicly filed 10-Q. Consensus estimates for revenue and EBITDA are as of 12/14/2023. Includes 42,850,915 common shares (including 3,000,000 common shares currently held in escrow), 2,986,552 RSUs, 257,888 RSAs, 2,355,880 PSUs, 20,193,120 public warrants and 70,180 private warrants. Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share.
(5) During the second quarter of 2023, the Company entered into an interest rate swap agreement to manage exposure to interest rate risk related to the variable portion of its term loan facility. The agreement converts the variable interest rate on $188.0 million of the term loan (approximately 50% of the notional amount of the facility) to a rate of 4.265% through February 2026.

WORLD Trading Performance – Public Market Perspective

Stock Price Performance – Since SPAC Closing (June 2020)


ROSWELL Estimated Average Cost-Basis of $5.47 / Share(1)
Current: $3.84
Performance: (62.0%)
Median: $7.21
June 26, 2023 ROSWELL Offers $4.00 / Share to Acquire WORLD
March 13, 2023 ROSWELL Purchases 1,900,000 Shares. Ownership is ~18.33%
April 18 – May 18, 2022 ROSWELL Begins Purchasing Shares in WORLD
June 21, 2023 ROSWELL Purchases 488,923 Shares. 13D Filing. Ownership is ~21.08%
March 14, 2023 ROSWELL Purchases 120,000 shares. Ownership is ~18.62%
March 15, 2023 ROSWELL Purchases 580,000 Shares. 13D Filing. Ownership is ~19.99%
January 3, 2024 Notch View Capital Management Files 13D. Ownership is 5.9%
March 14, 2022 Q4'21 and Full Year Earnings Release
$3.84
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
6000
5000
4000
3000
2000
1000
0
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Dec-23
Volume
Price

Source: 13D and Form 4 filings and S&P Capital IQ as of January 19, 2024.
Note: Represents Sababa Holdings FREE LLC purchases. Ownership percentage calculations include shares held by Sababa Holdings FREE and those held by Marpet, LLC. ROSWELL is the manager of this entity, and the Trust owns 75% of Marpet. See appendix for further detail.
(1) Weighted average price.

Public Market Views: WORLD — LTM Trading Activity

Market Snapshot

Current	$3.84
Unaffected Stock Price[1]	$3.12
30-Day VWAP [2]	$3.43
60-Day VWAP [2]	$3.32
90-Day VWAP [2]	$3.37
180-Day VWAP [2]	$3.45
LTM VWAP [2]	$3.23
52-Week High	$4.57
52-Week Low	$2.09

LTM Incremental Volume Between Price (%)


12.7%
26.3%
26.7%
29.0%
5.3%
0.0%
0.0%
$4.875 Final Offer
$4.75 Verbal Offer
$4.50 Updated Indication
$4.00 Public Proposal

	$2.00 - $2.50	$2.51 - $3.00	$3.01 - $3.50	$3.51 - $4.00	$4.01 - $4.50	$4.51 - $5.00	$5.01 - $5.50
Volume Traded as a % of Float[3]:	0%	34%	105%	177%	255%	271%	271%

Source: S&P Capital IQ as of January 19, 2024.
(1) Unaffected stock price as of June 23, 2023.
(2) VWAP calculated based on trading days.
(3) Float defined as 42,850,915 shares outstanding less 8,905,223 shares held by ROSWELL and 2,313,485 shares owned by company employees and individual insiders. Reflects volume traded below upper end of range.

WORLD Trading Performance – Public Market Perspective

Stock Price Performance – Beginning Two Weeks Prior to ROSWELL Offer (June 26, 2023)(1)



~108% of Float Traded Since ROSWELL Offer
Price
Volume (000's)
$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
6,000
5,000
4,000
3,000
2,000
1,000
0
January 16, 2024
$4.50 ROSWELL
Updated Indication
January 19, 2024
$4.75 ROSWELL
Verbal Offer
January 19, 2024
$4.875 ROSWELL
Final Offer
$3.84
August 9, 2023
Q2 Earnings
Release
87% of Volume has Traded Below the $4.00 Public Offer, and 100% has Traded Below the $4.875 Final Offer
January 3, 2024
Notch View Capital
Management Files
13D
June 26, 2023
ROSWELL Offers
$4.00 / Share to
Acquire WORLD
November 9, 2023
Q3 Earnings Release;
No Material Strategic
Review Update Provided
Jun-23
Jul-23
Aug-23
Sep-23
Oct-23
Nov-23
Dec-23
Jan-24
Volume
Price

Source: S&P Capital IQ as of January 19, 2024.
(1) Date of 13D public filing.

Confidential – Analysis and Assumptions Subject to Change

WORLD's Public Shareholder Register Is Comprised of Relatively Aggressive Investors by Majority

Rank		Holder Name	Willingness to Challenge Board / Management	ISS Influence[1]	Estimated Basis[2]	Implied Gain (Loss)[2]	Shareholder Since[3]	Current % O/S	Change vs. Q2 '23	Type / Manager Style
1	✓	Notch View Capital Management LLC	◕	◔	$3.31	6.6%	Q4 '23	5.9%	5.9%	Hedge Fund
2	✓	Armistice Capital LLC	◕	◔	9.07	(61.1%)	Q3 '20	5.0%	-	Hedge Fund
3		The Vanguard Group, Inc.	◑	◑	7.43	(52.5%)	Q3 '20	4.5%	-	Index
4		Pacific Ridge Capital Partners LLC	◑	◑	8.38	(57.9%)	Q2 '21	3.9%	(0.1%)	Value
5	✓	Steel Partners Holdings LP	◕	◔	3.40	3.8%	Q4 '22	3.7%	-	Hedge Fund
6		Clearline Capital LP	◕	◔	5.02	(29.6%)	Q2 '20	3.6%	0.1%	Hedge Fund
7		Ionic Capital Management LLC	◕	◔	5.55	(36.4%)	Q2 '20	3.3%	0.3%	Hedge Fund
8	✓	Scoggin Management LP	◕	◔	3.21	10.0%	Q4 '22	2.4%	-	Hedge Fund
9	✓	Millennium Management LLC	◕	◔	3.34	5.6%	Q3 '22	2.0%	(0.1%)	Hedge Fund
10		Brandywine Global Investment Management LLC	◑	◑	9.51	(62.9%)	Q3 '20	1.9%	-	Value
11		Fort Baker Capital Management LP	◕	◔	3.46	2.0%	Q2 '23	1.6%	0.8%	Hedge Fund
12	✓	BlackRock Fund Advisors	◑	◑	11.90	(70.3%)	Q3 '20	1.5%	-	Index
13	✓	Hudson Bay Capital Management LP	◕	◔	3.25	8.7%	Q2 '23	1.4%	0.3%	Hedge Fund
14		Dimensional Fund Advisors LP	◑	◕	7.90	(55.3%)	Q4 '21	1.1%	-	Quant
15		JPMorgan Investment Management, Inc.	◑	◕	3.18	11.1%	Q1 '23	1.1%	0.1%	Generalist
16		Geode Capital Management LLC	◑	◕	11.81	(70.1%)	Q1 '21	0.8%	-	Index
17		Russell Investment Management LLC	◑	◕	3.10	13.8%	Q1 '23	0.8%	(0.1%)	Generalist
18	✓	RBF Capital LLC	◕	◔	3.10	13.9%	Q2 '23	0.8%	-	Family Office
19		JPMorgan Alternative Asset Management, Inc.	◕	◔	7.13	(50.5%)	Q4 '20	0.7%	-	Hedge Fund
20		Renaissance Technologies LLC	◑	◕	6.50	(45.7%)	Q4 '21	0.6%	0.1%	Quant
		Top 20 Institutional Holders			**$5.93[4]**	**(40.4%)**		**46.5%**		
		Total Index & Quant Fund Ownership						**8.5%**		
		Total Insider Ownership						**5.4%[5]**		
		Martin Franklin Ownership						**20.8%**		
		Total Hedge Fund Ownership						**33.2%**		

Index / Quant funds are free agents and not "true believers"

Institutional shareholders are often quiescent unless and until they are offered a perceived "free option" presented by an activist campaign

✓ Denotes an investor that has been willing to publicly criticize a portfolio company.

Willingness / Influence: ● = Greater ○ = Less

Source: FactSet as of 1/12/2024. Institutional holdings are based on 13F filings as of 9/30/2023 or latest 13G / 13D filings as available.
Note: WORLD share price of $3.53 and market capitalization of $151.3mm. Based on 42.9mm common shares outstanding per the Company's 10-Q filed on 11/9/2023.
(1) Source: ADV filings and personal knowledge of former ISS senior executives at Jefferies.
(2) Per FactSet. Assumes the original value of the investor's holdings adjusted for stock splits, dividends, and capital distributions.
(3) Based on FactSet data dating back through the company's deSPAC transaction in Q2 '20.
(4) Calculated as the average cost basis of the top 20 institutional shareholders, weighted by their respective percentage of shares outstanding.
(5) Includes management, directors and non-executive employees. Irwin Simon (executive chairman) owns 3.7%.

WORLD's Shareholder Base Has Experienced Meaningful Turnover Since the ROSWELL Bid, with Most Buyers Being Hedge Funds

Shareholder movement analysis from the end of Q2 2023

Hedge Fund ownership has increased from ~25% to ~33% from Q2 to Q3 reporting, and has likely increased further since that time

Top Buyers:	Type / Manager Style	%O/S Q2'23	Position Chg. (000) From Q2'23	%OS Chg. From Q2'23	Current %O/S
✓ Notch View Capital Management LLC	Hedge Fund	-	2,511	5.9%	5.9%
Fort Baker Capital Management LP	Hedge Fund	0.9%	325	0.7%	1.6%
VR Advisory Services (USA) LLC	Hedge Fund	-	187	0.4%	0.4%
✓ Levin Capital Strategies LP	Value	-	157	0.4%	0.4%
✓ Gabelli Funds LLC	Generalist	-	140	0.3%	0.3%
Ionic Capital Management LLC	Hedge Fund	3.0%	138	0.3%	3.3%
✓ Gabelli & Co. Investment Advisers, Inc.	Hedge Fund	-	131	0.3%	0.3%
Meteora Capital LLC	Hedge Fund	0.1%	130	0.3%	0.4%
✓ Hudson Bay Capital Management LP	Hedge Fund	1.2%	116	0.3%	1.4%
✓ Alden Global Capital LLC	Hedge Fund	0.2%	98	0.2%	0.4%

Top Sellers:	Type / Manager Style	%O/S Q2'23	Position Chg. (000) From Q2'23	%OS Chg. From Q2'23	Current %O/S
Assenagon Asset Management SA	Index	1.0%	(422)	(1.0%)	-
Goldman Sachs & Co. LLC	Wealth Mgmt.	1.0%	(394)	(0.9%)	0.1%
✓ Ancora Advisors LLC	Value	1.1%	(225)	(0.5%)	0.5%
Citadel Securities LLC	Broker	0.6%	(212)	(0.5%)	0.1%
Nomura Securities Co., Ltd.	Wealth Mgmt.	0.7%	(104)	(0.3%)	0.5%
First Trust Advisors LP	Generalist	0.2%	(93)	(0.2%)	-
Squarepoint OPS LLC	Hedge Fund	0.5%	(91)	(0.2%)	0.3%
AQR Capital Management LLC	Hedge Fund	0.2%	(84)	(0.2%)	-
Susquehanna Financial Group LLLP	Broker	0.3%	(71)	(0.2%)	0.1%
✓ Rubric Capital Management LP	Hedge Fund	0.2%	(71)	(0.2%)	-

✓ Denotes an investor that has been willing to publicly criticize a portfolio company.

Source: FactSet as of 1/12/2024.

Preliminary Financial Analyses

Selected Valuation Methodologies

Methodology / Consideration	General Description	Comments
Analysis of Selected Publicly Traded Companies	▪ Estimates current market value of WORLD based on trading multiples of selected publicly traded companies generally considered relevant for comparative purposes	▪ Reviewed 11 publicly traded **Ingredients & Sweeteners and Packaged Foods** companies
Analysis of Selected Transactions	▪ Estimates value of WORLD based on a review of selected merger and acquisition transactions generally considered relevant for comparative purposes	▪ Reviewed 16 completed transactions with publicly available information in the **Ingredients & Sweeteners and Packaged Foods** sectors
Discounted Cash Flow Analysis	▪ Estimates the value of WORLD based on the present value of the Company's risk-adjusted cash flow	▪ Terminal Value calculated using perpetuity growth method
For Reference Only: **DCF – Margin Sensitivity Analysis**	▪ Sensitivity on DCF analysis, varying outer year EBITDA margin recovery	▪ Sensitizes DCF result if LRP margin recovery from recent ~14% is limited to less than the planned ~18%
Financial Buyer (LBO) Analysis	▪ Analyzes the projected income statement and cash flows to determine a range of prices a third-party financial buyer might potentially pay to acquire the Company	
Premiums Paid Analysis	▪ A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies	▪ Reviewed 184 all-cash transactions across all industries with transaction equity values between $100M and $500M closed since January 1, 2018 ▪ Applied relevant premiums to WORLD's unaffected stock price of $3.12 as of 6/23/23 (1-day prior) and WORLD's unaffected stock price of $2.86 as of 5/26/23 (30-days prior)

Note: Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies.

Preliminary Financial Analyses Summary – Based on Management LRP


Unaffected 20-day VWAP (6/23/23): $3.05
ROSWELL Proposal (6/26/23): $4.00
ROSWELL Indication (1/16/24): $4.50
ROSWELL Verbal Offer (1/19/24): $4.75
ROSWELL Final Offer (1/19/24): $4.875
$2.00
$4.00
$6.00
$8.00
$10.00

Methodology	Low	High	Metrics
Selected Public Companies Analysis			
2023E Adj. EBITDA Multiple (1)	$3.90	$6.60	7.6x – 9.2x 2023E Adj. EBITDA – 2023E Adj. EBITDA of $78.3M
2024P Adj. EBITDA Multiple (1)	$5.40	$9.30	7.3x – 9.3x 2024P Adj. EBITDA – 2024P Mgmt Adj. EBITDA of $91.1M
2024 Adj. EBITDA Multiple (Draft Budget) (1)	$4.95	$8.70	7.3x – 9.3x 2024P Adj. EBITDA – 2024 Budget Adj. EBITDA of $88.0M
Selected Transactions Analysis			
2023E Adj. EBITDA Multiple (2)	$4.55	$8.05	7.8x – 9.9x 2023E Adj. EBITDA – 2023E Adj. EBITDA of $78.3M
Discounted Cash Flow Analysis			
Perpetuity Growth Method	$6.05	$10.40	Discount rate of 10.5% - 12.0% and perpetuity growth rate of 2.0% - 3.0%
(For Reference Only)			
DCF – Margin Sensitivity Analysis	$3.75	$9.70	EBITDA margin at 15.0% – 18.0%; Discount rate of 10.5% – 12.0%; Perpetuity growth of 2.5%
Financial Buyer Analysis	$3.55	$6.85	20% - 25% IRR, 7.5x – 9.5x exit multiple, 5.0x leverage
Historical Premium Analysis			
All Industries (1 day)	$3.75	$5.10	25th and 75th Percentile premiums to unaffected share price ($3.12), 1-day prior to 6/26/23
All Industries (30 days)	$3.45	$4.70	25th and 75th Percentile premiums to unaffected share price ($2.86), 30-days prior to 6/26/23
Research Target Range	$5.00	$9.00	Range of price targets published by research
52-Week Trading Range	$2.10	$4.55	52-Week intra-day high and low share prices

For Informational Purposes Only

Implied Enterprise Value / EBITDA (1)

	$2.00	$4.00	$6.00	$8.00	$10.00
2023E EBITDA of $78.3M	6.4x	7.6x	8.8x	10.0x	11.2x
2024P EBITDA of $91.1M	5.5x	6.6x	7.6x	8.6x	9.7x

Source: WORLD latest 10-Q filing (As of September 30, 2023), Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use.
Note: Share prices are rounded to nearest $0.05. Fully Diluted Share Count includes 42,850,915 common shares (per 10Q as of 9/30/2023), 2,223,995 RSUs, 214,556 RSAs, 1,613,409 PSUs (per WORLD equity ledger provided by WORLD Management as of 11/13/2023).
(1) Assumes debt balance of $435.6 million and cash balance of $24.2 million as of Q3 end numbers.
(2) Assumes debt balance of $428.7 million and cash balance of $30.5 million as of year end 2023E per Management LRP.

Preliminary Analysis of Selected Public Companies – Trading Multiples


EV / 2023E EBITDA
Ingredients & Sweeteners Median: 7.6x
Mid-Cap Packaged Foods Median: 11.1x
8.3x
8.1x
7.7x
7.2x
7.8x
7.6x
4.3x(5)
22.6x
17.8x
15.8x
11.3x
10.8x
10.2x
9.3x
9.2x(6)
ROSWELL Final Offer(1) $4.875
ROSWELL Updated Indication(2) $4.50
ROSWELL Proposal(3) $4.00
Market Valuation (Unaffected)(4) $3.12
TATE & LYLE
Ingredion
SÜDZUCKER
bellring
Simply Good
Utz
Flowers Foods
TreeHouse
B&G Foods, Inc.
Post
Enterprise Value ($M)
$640
$622
$590
$551
$3,520
$9,337
$5,891
$7,858
$4,376
$2,931
$1,679
$5,802
$3,854
$2,942
$11,966


EV / 2024E EBITDA
Ingredients & Sweeteners Median: 7.3x
Mid-Cap Packaged Foods Median: 10.0x
7.6x
7.4x
7.1x
6.6x
7.4x
7.3x
4.9x(5)
20.3x
16.2x
14.6x
10.2x
9.8x
9.5x
9.4x
9.3x(6)
ROSWELL Final Offer(1) $4.875
ROSWELL Updated Indication(2) $4.50
ROSWELL Proposal(3) $4.00
Market Valuation (Unaffected)(4) $3.12
TATE & LYLE
Ingredion
SÜDZUCKER
bellring
Simply Good
Utz
Flowers Foods
TreeHouse
B&G Foods, Inc.
Post
Enterprise Value ($M)
$640
$622
$590
$551
$3,520
$9,337
$5,891
$7,858
$4,376
$2,931
$5,802
$1,679
$3,854
$2,942
$11,966

Source: S&P Capital IQ as of January 19, 2024.
Note: Multiples are inclusive of stock-based compensation add backs.
(1) As of January 19, 2024
(2) As of January 16, 2024.
(3) As of June 26, 2023.
(4) As of June 23, 2023.
(5) Pro forma for full year for recent announcement of acquisition of remaining stake in CropEnergies AG for €300M on December 19, 2023.
(6) Pro forma for full year for recent announcement of acquisition of Perfection Pet Foods for $235M on October 10, 2023.

Jefferies

Benchmarking WORLD EV / NTM EBITDA Multiple Over Time

EV / NTM EBITDA Multiple – Since SPAC Closing (June 2020)

	1-Year Avg	3-Year Avg	Since June 2020 Avg
WORLD	7.0x	7.8x	7.6x
Ingredients & Sweeteners[1]	6.6x	7.6x	7.6x
Mid-Cap Packaged Foods[2]	12.1x	12.6x	12.5x



16.0x
14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
11.9x
6.9x
6.0x
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Dec-23
WORLD
Ingredients
Mid-Cap Packaged Foods
Preliminary Draft – Analysis and Assumptions Subject to Refinement/Change

Source: S&P Capital IQ as of January 19, 2024.
Note: Indexes are enterprise value weighted.
(1) Ingredients Index comprised of TATE, INGR and SZU.
(2) Mid-Cap Packaged Foods Index comprised of BRBR, UTZ, SMPL, FLO, THS, HAIN, BGS and POST.

Preliminary Analysis of Selected Public Companies – Leverage

LTM Net Leverage Ratio


Ingredients & Sweeteners Median: 2.1x
Mid-Cap Packaged Foods Median: 4.2x
5.4x
World
2.5x
TATE & LYLE
2.1x
Ingredion
1.6x (1)
SÜDZUCKER
6.5x
B&G Foods, Inc.
4.8x
Utz
4.6x
Post
4.3x
Hain Celestial
4.1x
TreeHouse
2.4x
bellring
2.1x
Flowers Foods
0.7x
Simply Good
Preliminary Draft – Analysis and Assumptions Subject to Refinement/Change

Source: Company transcripts and S&P Capital IQ as of January 19, 2024.
Note: Net Leverage defined as (Total Debt – Cash) / LTM EBITDA.
(1) Pro forma for recent announcement of acquisition of remaining stake in CropEnergies AG financed by a €300M bridge loan on December 19, 2023.

Jefferies

Preliminary Analysis of Selected Packaged Foods and Ingredients & Sweeteners M&A Transactions

($Millions)

Acquiror	Target	Date Announced	Enterprise Value	EV / LTM Revenue	EV / LTM EBITDA	EBITDA Margin
RHÔNE	Orkla (Food Ingredients 40% Stake)	10/26/23	$1,380	0.9x	NA	NA
[redacted]	KERRY (Sweet Ingredients Portfolio)	01/10/23	€500	1.2x	12.2x	10.1%
Hometown	Birch Benders	01/09/23	$40	1.0x	NA	NA
Orkla	Denali Ingredients	10/03/22	$200	2.0x	13.9x	14.5%
CAPVEST	Natra	06/01/22	$503	1.1x	NA	NA
eagle foods	General Mills (Helper & Suddenly Salad)	05/24/22	$610	2.6x	NA	NA
ofi	Olde Thompson since 1911	04/28/21	$950	NA	11.5x	NA
WORLD	Wholesome	12/16/20	$180[(1)]	0.9x	7.8x	12.0%
WORLD	Swerve	11/09/20	$80	2.2x	14.8x	15.0%
B&G Foods, Inc.	Crisco	10/25/20	$550	2.0x	7.9x	25.9%
sovos brands	Birch Benders	08/26/20	$146	2.5x	NA	NA
Ingredion	PureCircle	04/08/20	$317	2.6x	NA	NA
ARDIAN	frulact	01/15/20	€128	1.3x	NA	NA
Act II Global Acquisition Corp.	WORLD	12/19/19	$516	1.9x	8.2x	23.0%
Investindustrial	Natra	01/02/19	$215	0.5x	5.5x	9.0%
[illegible]	SIS	09/20/18	$100	0.7x	NA	NA
		Mean:		**1.6x**	**10.2x**	
		Median:		**1.3x**	**9.9x**	

Source: Company filings, S&P Capital IQ, Mergermarket and Jefferies IB estimates.
(1) Excludes $55M earn out.

Discounted Cash Flow Sensitivity Analysis

Implied Price per Share			
Perpetuity Growth	Discount Rate		
	10.50%	11.25%	12.00%
2.0%	$8.65	$7.25	$6.05
2.5%	$9.50	$7.90	$6.60
3.0%	$10.40	$8.70	$7.25

Implied Terminal EBITDA Multiple[(1)]			
Perpetuity Growth	Discount Rate		
	10.50%	11.25%	12.00%
2.0%	8.1x	7.5x	7.0x
2.5%	8.7x	8.0x	7.4x
3.0%	9.3x	8.5x	7.8x

Implied Price per Share @ 2.5% Illustrative Perpetuity Growth Rate			
EBITDA Margin (%)	Discount Rate		
	10.50%	11.25%	12.00%
15.0%	$6.00	$4.75	$3.75
16.5%	$7.85	$6.45	$5.25
18.0%	$9.70	$8.15	$6.80

Source: Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use.
Note: Share prices in sensitivity table are rounded to nearest $0.05. DCF assumes valuation as of December 31, 2023.
(1) Calculated based on EBITDA net of Stock based Compensation

Preliminary Discounted Cash Flow Analysis

($Millions)

Unlevered Free Cash Flows

	Year Ending December 31,					CAGR	Normalized
($ Millions)	2024E	2025E	2026E	2027E	2028E	2024E - 2028E	Terminal Year
Revenue	**$567.1**	**$599.3**	**$626.3**	**$654.4**	**$683.9**	*4.8%*	**$683.9**
EBITDA	**$91.1**	**$100.7**	**$108.8**	**$115.8**	**$123.2**	*7.8%*	**$123.2**
% Margin	*16.1%*	*16.8%*	*17.4%*	*17.7%*	*18.0%*		*18.0%*
Less: Stock-based Compensation[1]	(6.6)	(6.2)	(6.7)	(6.8)	(7.1)		(7.1)
EBITDA (net of SBC)	**$84.5**	**$94.5**	**$102.1**	**$109.0**	**$116.1**	*8.3%*	**$116.1**
% Margin	*14.9%*	*15.8%*	*16.3%*	*16.7%*	*17.0%*		*17.0%*
Less: D&A	(25.1)	(24.9)	(24.6)	(23.4)	(21.4)		(9.0)
Less: Other[2]	(3.0)	-	-	-	-		-
EBIT	**$56.4**	**$69.6**	**$77.5**	**$85.6**	**$94.7**	*13.8%*	**$107.0**
Less: Taxes[3]	(34.4)	(29.2)	(25.5)	(23.4)	(22.2)		(25.1)
Net Operating Profit After Tax (NOPAT)	**$22.0**	**$40.4**	**$51.9**	**$62.2**	**$72.5**	*34.7%*	**$81.9**
Plus: D&A[4]	25.1	24.9	24.6	23.4	21.4		9.0
Less: NWC (Increase) / Decrease	0.0	(3.5)	(6.1)	(6.8)	(7.1)		(7.1)
Unlevered CFO	**$47.1**	**$61.7**	**$70.4**	**$78.8**	**$86.7**	*16.5%*	**$83.8**
Less: Capex	(7.5)	(7.9)	(8.3)	(8.7)	(9.0)		(9.0)
Unlevered FCF	**$39.6**	**$53.8**	**$62.2**	**$70.1**	**$77.7**	*18.4%*	**$74.8**
% Conversion	*43.4%*	*53.4%*	*57.1%*	*60.6%*	*63.1%*		*60.7%*
Time Until End of FY	1.0	2.0	3.0	4.0	5.0		
Discount Period	0.5	1.5	2.5	3.5	4.5		
Discount Factor	94.8%	85.2%	76.6%	68.9%	61.9%		
Present Value of Unlevered FCF	**$37.5**	**$45.8**	**$47.6**	**$48.3**	**$48.1**		
Terminal Value at 2.5% Growth Rate							**$924.2**
Present Value of Terminal Value[5]							**$542.3**
Sum of PV of Unlevered FCF							**227.4**
Total Enterprise Value							**$769.7**
Plus: Cash							**30.5**
Less: Debt							**(428.7)**
Equity Value							**$371.5**
FDSO[6]							**46.903**
Implied Price Per Share							**$7.92**

Source: Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use.
Note: Share prices in sensitivity table are rounded to nearest $0.05. DCF assumes valuation as of December 31, 2023.
(1) Stock-based compensation based on management forecast provided by WORLD management.
(2) Other reflects expenses related to Supply Chain Reinvention program.
(3) WORLD cash tax rates per WORLD management, terminal year effective tax rate of ~23% based on 2028 forecast.
(4) Depreciation & amortization is equal to Capex in the terminal year.
(5) Based on illustrative perpetuity growth rate of 2.5%. Based on illustrative discount rate of 11.25%. Assumes mid-year convention.
(6) Includes 42,850,915 common shares (per 10Q as of 9/30/2023), 2,223,995 RSUs, 214,556 RSAs, 1,613,409 PSUs (per WORLD equity ledger provided by WORLD Management as of 11/13/2023).

Appendix

Illustrative Financial Buyer Analysis (For Reference Only)

($Millions, except per share data)

Transaction Assumptions

- Illustrative transaction date of 12/31/2023
- Assumes Management LRP for 2023E-2028E
  - Adjusted EBITDA includes $4.5 million of annual PubCo savings
- Management promote of 10% assumed
- Tax rate assumption per management forecast (~23% by 2028E)
- FD shares of 46.9 million at transaction, reflective of outstanding warrants, RSUs, RSAs, and PSUs[1]
- Pro forma leverage of 4.5x 2023E Adj. EBITDA
  - New $390 million First Lien Term Loan, S + CSA + 500, 98.0 OID, 0.75% Floor
  - Assumes 3-month SOFR and 15 bps CSA
  - Mandatory amortization of 1.00%

Sources and Uses

Sources of Funds	
Buyer Equity Contribution	$302
Transaction Debt	$390
Total Sources	**$692**

Uses of Funds	
Purchase of Equity ($4.875 / sh)	$229
Repayment of Existing Net Debt	$398
Transaction Fees & Expenses	$27
OID / Upfront Fees	$8
Cash to Balance Sheet	$31
Total Uses	**$692**

Pro Forma Financial Summary

	At Close 12/31/2023E	2024E	2025E	2026E	2027E	2028E
Net Sales	**$551**	**$567**	**$599**	**$626**	**$654**	**$684**
Y/Y Growth	*1.5%*	*4.8%*	*4.5%*	*4.5%*	*4.5%*	*4.5%*
Standalone Adj. EBITDA	78	91	101	109	116	123
PubCo Expense Savings		5	5	5	5	5
Adjusted EBITDA	**$78**	**$96**	**$105**	**$113**	**$120**	**$128**
% Margin	*14.2%*	*16.9%*	*17.6%*	*18.1%*	*18.4%*	*18.7%*
Other[2]		(3)	-	-	-	-
CapEx		(8)	(8)	(8)	(9)	(9)
Change in Working Capital		-	(4)	(6)	(7)	(7)
Cash Interest Expense		(32)	(28)	(24)	(18)	(12)
Mandatory Amortization		(4)	(4)	(4)	(4)	(4)
Cash Taxes		(29)	(24)	(20)	(19)	(20)
Excess Cash Flow		**$21**	**$38**	**$51**	**$64**	**$76**
New First Lien Term Loan	390	331	289	234	166	86
Total Debt	**$390**	**$331**	**$289**	**$234**	**$166**	**$86**
Cash Balance	30.5	30.5	30.5	30.5	30.5	30.5
Total Leverage	5.0x	3.5x	2.7x	2.1x	1.4x	0.7x
Net Leverage	4.1x	3.1x	2.5x	1.8x	1.1x	0.4x
Adj. EBITDA / Net Int. Exp.		3.0x	3.7x	4.8x	6.6x	11.0x
(Adj. EBITDA - CapEx) / Net Int. Exp.		2.8x	3.5x	4.4x	6.1x	10.2x

Sensitivity Analysis

Implied Price Per Share @ 4.5x Debt / EBITDA			
Exit Multiple	Required IRR		
	20.0%	22.5%	25.0%
7.5x	$4.90	$4.20	$3.55
8.5x	$5.90	$5.10	$4.35
9.5x	$6.85	$5.95	$5.20

Implied Price Per Share @ 8.5x 2028P EBITDA Multiple			
Total Lvg. Multiple	Required IRR		
	20.0%	22.5%	25.0%
4.0x	$5.45	$4.65	$3.90
4.5x	$5.90	$5.10	$4.35
5.0x	$6.25	$5.45	$4.80

Implied Price Per Share @ 8.5x 2028P EBITDA Multiple & @ 4.5x Debt / EBITDA			
EBITDA Margin (%)	Required IRR		
	20.0%	22.5%	25.0%
15.0%	$3.60	$3.05	$2.50
16.5%	$4.60	$3.95	$3.35
18.0%	$5.60	$4.80	$4.15

Source: Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use.
(1) Includes 42,850,915 common shares (per 10Q as of 9/30/2023), 2,223,995 RSUs, 214,556 RSAs, 1,613,409 PSUs (per WORLD equity ledger provided by WORLD Management as of 11/13/2023).
(2) Other reflects expenses related to Supply Chain Reinvention program.

Illustrative Premiums Paid Analysis – Equity Values $100M – $500M (For Reference Only)

U.S. and Canada All Cash M&A Majority Transactions, Announced Since January 2018

One-Day & 4-Week Premiums Selected Statistics[1]



75%
60%
45%
30%
15%
0%
Premium
20%
21%
38%
40%
63%
65%
25th Percentile
Median
75th Percentile
One-Day Premium
4-Week Premium

One-Day & 4-Week Premiums[1]



45%
30%
15%
0%
Frequency
7.6%
8.2%
7.6%
5.4%
10.3%
10.3%
14.7%
14.1%
13.6%
11.4%
12.5%
10.9%
33.7%
39.7%
< 0%
0-10%
10-20%
20-30%
30-40%
40-50%
50%+
Premium Intervals
One-Day Premium
4-Week Premium

Source: Thomson Reuters as of January 19, 2024.
(1) 4-week premium based on closing stock price 4 weeks prior to announcement.

Consumer / Retail US Sponsor-Led Take-Private Transactions Over $200M(1)

		Announcement Date	Implied Enterprise Value ($mil)	Price Bump(2)	Premium 1-Day	Premium 1-Mo.
FRG Franchise Group, Inc.	Consortium Led by Management Group	03/17/23	$2,534	0%	32%	(0%)
Weber	BDT&MSD	12/12/22	$3,700	29%	24%	15%
Casper	Durational Capital Management	11/15/21	$330	(15%)	94%	64%
Morrisons	Clayton Dubilier & Rice	06/19/21	$13,700	25%	61%	59%
at home The Home Décor Superstore	Hellman&Friedman	05/06/21	$4,214	19%	18%	37%
Michaels	APOLLO	03/03/21	$3,222	0%(4)	22%	44%
Del Frisco's	L Catterton	06/24/19	$622	(11%)(5)	19%	15%
Barnes&Noble	Elliott	06/07/19	$670	0%	9%*	28%
Smart&Final	APOLLO	04/17/19	$1,119	0%(6)	21%*	27%
Bojangles	Durational Capital Management	11/06/18	$736	(8%)	1%*	(2%)
Sonic	Roark Capital Group	09/25/18	$2,249	2%(7)	19%	26%
Fogo de Chão Brazilian Steakhouse	Rhône	02/20/18	$560	5%(8)	25%	15%
ClubCorp The World Leader in Private Clubs	APOLLO	07/09/17	$2,180	10%(9)	31%	25%
West Marine	Monomoy Capital Partners	06/29/17	$337	27%	34%	31%
Keurig Green Mountain	JAB Holding Company	12/07/15	$13,900	8%	78%	76%
		Mean:	**$3,338**	**6.1%**	**32.5%**	**30.7%**
		Median:	**$2,180**	**1.8%**	**23.8%**	**27.2%**

Source: Thomson SDC, S&P Capital IQ and Company Filings.
Note: * Represents transaction was leaked before announcement.
(1) Includes US sponsor-led leveraged buyouts with transaction values greater than $200 million since 1/1/2013.
(2) Based on price bump of final offer price to initial offer price.
(3) Casper had negative EBITDA at time of transaction.
(4) Initial offer price used represents midpoint of initial offer range provided of $14.00 - $15.00.
(5) Initial offer price used represents midpoint of initial offer range provided of $9.50 - $10.00.
(6) Initial offer price used represents midpoint of initial offer range provided of $7.00 - $8.00.
(7) Initial offer price used represents midpoint of initial offer range provided of $37.00 - $40.00.
(8) Initial offer price used represents midpoint of initial offer range provided of $12.00 - $13.00.
(9) Initial offer price used represents midpoint of initial offer range provided of $17.25 - $19.00.

WORLD Research Coverage and Estimates (For Reference Only)

Analyst Estimates

Date	Firm	Recommendation	Price Target	Valuation Methodology	FY2023E		FY2024E	
					Revenue	EBITDA	Revenue	EBITDA
11/09/23	Canaccord Genuity LLC	Buy	$5.00	8.3x FY2024E EBITDA	$545	$78	$570	$85
11/09/23	Imperial Capital	Outperform	$9.00	10.0x FY2023E EBITDA	$548	$78	$579	$81
11/09/23	Lake Street	Buy	$6.00	8.5x FY2024E EBITDA	$540	$77	$563	$86
Analyst Consensus			**$6.67**[(1)]		**$546**	**$78**	**$573**	**$85**
Management LRP					**$551**[(2)]	**$78**[(2)]	**$567**[(2)]	**$91**[(2)]

One-Year Stock Price Performance (01/19/24)


Price
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
$6.67
$3.84
Jan-23
Feb-23
Mar-23
Apr-23
May-23
Jun-23
Jul-23
Aug-23
Sep-23
Oct-23
Nov-23
Dec-23
Jan-24
Share Price
Research Analysts' Price Target

Source: Wall Street research and S&P Capital IQ as of January 19, 2024.
(1) Mean of price targets from research reports noted above.
(2) Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use.

Weighted Average Cost of Capital

($Millions, except per share data)

Selected Companies

Company Name	Equity Value	Total Net Debt	Minority Interest	Total Cap.	D / E Ratio	Net Debt / Total Cap.	Tax Rate	Beta[1]	Unlevered Beta	Adjusted Lev. Beta
Mid-Cap Packaged Food										
BellRing Brands, Inc.	$7,041	$817	$23	$7,880	11.6%	10.4%	25.0%	0.83	0.76	1.13
The Hain Celestial Group, Inc.	902	777	$11	1,690	86.1%	45.9%	25.4%	0.99	0.60	0.89
B&G Foods, Inc.	796	2,146	$9	2,952	269.5%	72.7%	32.5%	0.86	0.30	0.44
The Simply Good Foods Company	4,223	154	$18	4,394	3.6%	3.5%	25.4%	0.62	0.60	0.89
Post Holdings, Inc.	5,766	6,191	$9	11,966	107.4%	51.7%	25.0%	0.63	0.35	0.52
TreeHouse Foods, Inc.	2,313	1,541	$10	3,864	66.6%	39.9%	30.5%	0.61	0.42	0.60
Utz Brands, Inc.	1,336	865	$16	2,217	64.7%	39.0%	30.0%	0.80	0.55	0.80
Flowers Foods, Inc.	4,779	1,023	$11	5,813	21.4%	17.6%	26.8%	0.54	0.46	0.68
Ingredients & Sweetners										
Südzucker AG	$2,876	$1,944	$4	$4,824	67.6%	40.3%	15.8%	0.40	0.25	0.39
Ingredion Incorporated	7,253	2,071	8	9,332	28.6%	22.2%	30.5%	0.64	0.54	0.78
Tate & Lyle plc	3,217	302	8	3,527	9.4%	8.6%	25.0%	0.52	0.49	0.73
Mean	**3,682**	**1,621**	**12**	**5,315**	**67.0%**	**32.0%**	**26.5%**	**0.68**	**0.48**	**0.71**
Median	**3,217**	**1,023**	**$10**	**4,394**	**64.7%**	**39.0%**	**25.4%**	**0.63**	**0.49**	**0.73**
WORLD (Current Debt)	**$186**	**$398**	**$8**	**$592**	**214.0%**	**67.3%**	**30.5%**	**0.88**	**0.35**	**0.88**
WORLD (Illustrative Normalized Debt)[2]	**$357**	**$235**	**$8**	**$592**	**65.8%**	**39.7%**	**30.5%**			

WACC Assumptions

	WORLD	WORLD (Normalized)	Selected Peers	Illustrative Range	
Risk-Free Rate (Rf)[3]	4.5%	4.5%	4.5%	4.5%	4.5%
Unlevered Beta	0.35	0.35	0.49	0.50	0.35
Debt / Equity Ratio	205.5%	65.8%	64.0%	33.3%	66.7%
Adj. Levered Beta [4]	0.86	0.52	0.72	0.62	0.51
Market Risk Premium (Rm)[5]	7.2%	7.2%	7.2%	7.2%	7.2%
Size Premium (Rs)[6]	4.8%	4.8%	4.8%	4.8%	4.8%
Tax Rate[7]	30.5%	30.5%	25.4%	30.5%	30.5%
Pre-Tax Cost of Debt (Kd)[8]	12.9%	10.0%	10.0%	10.0%	10.0%
Assumed After-tax Cost of Debt	9.0%	7.0%	7.5%	7.0%	7.0%
Assumed Net Debt / Total Capital[9]	67.3%	39.7%	39.0%	25.0%	40.0%

WACC Calculation

	WORLD	WORLD (Normalized)	Selected Peers	Illustrative Range	
Unlevered Beta	0.35	0.35	0.49	0.50	0.35
Adj. Levered Beta	0.86	0.52	0.72	0.62	0.51
Multiplied by: Market Risk Premium (Rm)	7.2%	7.2%	7.2%	7.2%	7.2%
Adjusted Equity Risk Premium	**6.2%**	**3.7%**	**5.2%**	**4.4%**	**3.7%**
Plus: Risk-Free Rate (Rf)	4.5%	4.5%	4.5%	4.5%	4.5%
Plus: Size Premium (Rs)	4.8%	4.8%	4.8%	4.8%	4.8%
Cost of Equity (Ke)	**15.5%**	**13.0%**	**14.5%**	**13.7%**	**13.0%**
Multiplied by: E / (D+E)	32.7%	60.3%	61.0%	75.0%	60.0%
Cost of Equity Portion	**5.1%**	**7.8%**	**8.8%**	**10.3%**	**7.8%**
After-Tax Cost of Debt	9.0%	7.0%	7.5%	7.0%	7.0%
Multiplied by: D / (D + E)	67.3%	39.7%	39.0%	25.0%	40.0%
Cost of Debt Portion	**6.0%**	**2.8%**	**2.9%**	**1.7%**	**2.8%**
WACC	**11.1%**	**10.6%**	**11.8%**	**12.0%**	**10.6%**

Source: Public filings, Wall Street equity research, Kroll, Bloomberg.
Note: Market data as of January 19, 2024.
(1) 2-year weekly adjusted betas sourced from Bloomberg as of January 19, 2024.
(2) Normalized per WORLD management (reflects leverage of 3.0x LTM EBITDA).
(3) Spot rate for 20-Year US Treasury Yield as of January 19, 2024.
(4) Adjusted for WORLD debt / capital ratio and median debt / capital ratio for selected comparable companies.
(5) Represents long-horizon expected equity risk premium per Kroll Cost of Capital Navigator.
(6) Size premium based on 10th decile for market capitalizations from Kroll Cost of Capital Navigator.
(7) WORLD tax rate (calculated as the sum of US Federal and State statutory tax rates). Median marginal tax rate used for selected comparative companies.
(8) Based on the current yield of WORLD's existing debt as of January 19, 2024 (~12.9%) and expected incremental debt yield at normalized levels (10.0%).
(9) WORLD normalized debt / capital ratio and median debt / capital ratio for selected comparative companies.

Selected Changes Between Special Committee Presentation on October 16, 2023 and January 12, 2024

Topic	Summary Changes
Share Count	▪ Reduction in diluted share count by 1.532 million units
WORLD Management LRP	▪ Updated WORLD Management LRP (2023E – 2028E) as of December 4th, 2023 – 2023E Revenue down to $549.6 million from $550.6 million (2024E-2028E down ~$11 – 14 million annually) – 2023E Adjusted EBITDA down to $78.0 million from $79.3 million (2024E-2028E down ~$2 – 4 million annually) – 2023E Change in NWC up to $4.2 million from ($8.7) million, 2024E down to $0.0 million from $1.9 – 2023E Cash-related addbacks (inclusive of Supply Chain Reinvention) up to $16.4 million from $13.4 million, 2024E up to $3.0 million from $2.0 million – 2023E CAPEX down to $6.4 million from $7.0 million, 2024E down to $7.5 million from $8.7 million (2025E-2028E down ~$1.0 million annually) ▪ Updated Debt Repayment Schedule based on WORLD Management LRP – 2023E ending Debt balance down to $428.7 million from $436.7 million – 2023E ending Cash balance up to $25.9 million from $23.8 million
Selected Other Changes	▪ The following items were updated per current market data: ▪ Increase in EV / 2023E EBITDA selected companies trading multiples range from 7.0x – 9.0x to 7.5x - 9.4x ▪ Increase in EV / 2024E EBITDA selected companies trading multiples range from 6.8x – 8.8x to 7.1x - 9.4x ▪ Decreased WACC range from 11.00% - 12.50% to 10.50% - 12.00% – Decrease in 20-year U.S. Treasury Yield from 5.0% to 4.3%

Selected Changes Since Special Committee Presentation on January 12, 2024

Topic	Summary Changes
Trading Multiples	▪ Change in EV / 2023E EBITDA selected companies trading multiples range from 7.5x - 9.4x to 7.6x - 9.2x ▪ Change in EV / 2024E EBITDA selected companies trading multiples range from 7.1x - 9.4x to 7.3x - 9.3x
2023E Financial Update from Management	▪ The following items were updated per current market data: ▪ 2023E Adjusted EBITDA increased from $78.0M to $78.3M ▪ 2023E Cash increased from $25.9M to $30.5M

Historical and Projected WORLD Financial Summary

	Historical		Management Forecast						CAGR
($Millions)	FY2021A	FY2022A	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	'23E - '28E
Revenue									
Branded CPG	$410	$423	$426	$435	$456	$476	$498	$520	*4.1%*
Flavors & Ingredients	105	116	125	132	144	150	157	164	*5.6%*
Total Revenue	**$514**	**$538**	**$551**	**$567**	**$599**	**$626**	**$654**	**$684**	***4.4%***
% Growth		*4.7%*	*2.3%*	*2.9%*	*5.7%*	*4.5%*	*4.5%*	*4.5%*	
Adjusted Gross Profit									
Branded CPG	133	117	110	126	134	142	148	155	*7.0%*
Flavors & Ingredients	41	50	57	60	66	69	72	75	*5.6%*
Total Adjusted Gross Profit	**$174**	**$167**	**$167**	**$186**	**$200**	**$210**	**$220**	**$230**	***6.5%***
% Margin	*33.9%*	*31.1%*	*30.4%*	*32.8%*	*33.4%*	*33.6%*	*33.6%*	*33.6%*	
Operating Expenses									
Branded CPG	(62)	(54)	(53)	(57)	(61)	(62)	(64)	(66)	*4.5%*
Flavors & Ingredients	(11)	(12)	(13)	(13)	(13)	(13)	(14)	(14)	*0.8%*
Corporate	(20)	(23)	(23)	(25)	(25)	(26)	(26)	(27)	*3.2%*
Total Operating Expenses	**($92)**	**($88)**	**($89)**	**($95)**	**($99)**	**($102)**	**($104)**	**($107)**	***3.7%***
Adjusted EBITDA									
Branded CPG	$72	$64	$58	$69	$74	$80	$84	$89	*9.1%*
Flavors & Ingredients	30	38	44	47	52	55	58	61	*6.9%*
Corporate	(20)	(23)	(23)	(25)	(25)	(26)	(26)	(27)	*3.2%*
Total Adjusted EBITDA	**$82**	**$79**	**$78**	**$91**	**$101**	**$109**	**$116**	**$123**	***9.5%***
% Margin	*16.0%*	*14.7%*	*14.2%*	*16.1%*	*16.8%*	*17.4%*	*17.7%*	*18.0%*	
Memo: Supply Chain Reinvention Addbacks	*8*	*23*	*12*	*3*	-	-	-	-	*N/A*
Total Capital Expenditures	**$12**	**$9**	**$6**	**$8**	**$8**	**$8**	**$9**	**$9**	*7.2%*
% of Total Revenue	*2.4%*	*1.7%*	*1.2%*	*1.3%*	*1.3%*	*1.3%*	*1.3%*	*1.3%*	

Source: Management LRP provided by WORLD management, as approved by the Special Committee for Jefferies' use on January 20, 2024.

Current WORLD Stockholder Overview

Top 35 Shareholders as of Q3 2023

Investor Name	Share Holdings Q3 2023	Share Holdings Q2 2023	Share Holdings Q1 2023	Q3 vs Q1 Change	Equity Assets ($MM)	Style
Notch View Capital Management[1]	2,510,898	-	-	2,510,898	NA	Hedge Fund
Armistice Capital LLC	2,150,000	2,150,000	2,150,000	-	3,447	Hedge Fund
The Vanguard Group, Inc.	1,930,800	1,930,800	2,088,895	(158,095)	4,951,619	Index
Pacific Ridge Capital Partners LLC	1,668,343	1,706,801	1,635,057	33,286	449	Value
Steel Partners Holdings LP	1,571,125	1,571,125	1,571,125	-	364	Hedge Fund
Clearline Capital LP	1,527,205	1,482,266	1,099,864	427,341	1,009	Hedge Fund
Ionic Capital Management LLC	1,266,967	1,266,967	1,081,569	185,398	217	Hedge Fund
Scoggin Management LP	1,013,338	1,000,000	925,000	88,338	73	Hedge Fund
Millennium Management LLC	862,257	916,852	375,000	487,257	107,425	Hedge Fund
Brandywine Global Investment Management LLC	799,340	782,740	786,140	13,200	11,569	Value
Fort Baker Capital Management LP	700,951	375,536	-	700,951	896	Hedge Fund
BlackRock Fund Advisors	636,341	646,447	2,355,696	(1,719,355)	2,933,185	Index
Hudson Bay Capital Management LP	615,925	500,000	-	615,925	10,620	Hedge Fund
Dimensional Fund Advisors LP	484,180	505,012	465,039	19,141	467,830	Generalist
JPMorgan Investment Management, Inc.	476,543	430,247	31,145	445,398	610,783	Generalist
Geode Capital Management LLC	361,468	374,347	750,749	(389,281)	1,019,046	Index
Russell Investment Management LLC	338,072	399,939	36,668	301,404	60,104	Generalist
RBF Capital LLC	325,000	325,000	-	325,000	1,555	Index
JPMorgan Alternative Asset Management, Inc.	285,794	285,794	285,794	-	601	Hedge Fund
Renaissance Technologies LLC	247,700	215,500	227,252	20,448	59,911	Hedge Fund
Ancora Advisors LLC	231,539	456,219	342,919	(111,380)	1,309	Value
Squarepoint OPS LLC	225,590	225,590	103,608	121,982	17,744	Hedge Fund
VR Advisory Services (USA) LLC	186,684	-	-	186,684	275	Hedge Fund
Meteora Capital LLC	179,595	49,388	-	179,595	540	Hedge Fund
Alden Global Capital LLC	178,284	80,178	-	178,284	148	Hedge Fund
Levin Capital Strategies LP	156,938	-	-	156,938	809	Value
Invesco Capital Management LLC	152,429	151,229	162,676	(10,247)	197,048	Generalist
Gabelli Funds LLC	140,395	-	-	140,395	14,213	Generalist
Gabelli & Co. Investment Advisers, Inc.	130,750	-	-	130,750	541	Hedge Fund
SSgA Funds Management, Inc.	129,817	129,817	696,806	(566,989)	1,952,015	Index
Total of Top 30 Institutions:	**21,484,268**	**17,957,794**	**17,171,002**	**4,313,266**		
Martin Ellis Franklin	8,905,223	8,905,223	8,416,300	488,923		
Irwin David Simon	1,262,970	1,201,545	1,201,545	-		
Albert A Manzone	295,737	295,737	214,376	81,361		
Ira J Lamel	190,405	174,434	174,434	-		
Jeffrey Robinson	105,610	69,427	69,427	36,183		
Total of Top 5 Insiders:	**10,759,945**	**10,646,366**	**10,076,082**	**606,467**		

Shareholder Base Analysis

Investor Breakdown


Insiders
26%
Retail
21%
Institutions
53%

Regional Breakdown


TX
4%
Mid-Atlantic
8%
Mid-West
10%
MA
7%
Int'l
8%
CA
9%
Other
12%
NY
42%

Institutional Ownership Summary by Fund Type

Institutions	No. of Institutions	No. of Shares	% of Institutional
Hedge Fund	27	13,884,299	61.5%
Index	7	3,489,929	15.5%
Value	7	3,007,947	13.3%
Generalist	40	2,157,118	9.6%
Growth	2	36,775	0.2%
Specialty	1	4,517	<0.1%
Total	**84**	**22,580,585**	**100.0%**

Source: FactSet and Bloomberg. Account holdings are based on 13F filings (as of 9/30/23 or most recent available). Insider holdings based on Proxy and Form 4 filings.
(1) 13D filed on January 3, 2024.

Benchmarking WORLD Trading Performance

Stock Price Performance – Since SPAC Closing (June 2020)

	YTD	LTM	Since June 2020
WORLD	11.0%	(14.1%)	(62.0%)
Ingredients & Sweeteners[(1)]	(4.1%)	(4.5%)	6.8%
Mid-Cap Packaged Foods[(2)]	(1.6%)	8.5%	4.4%


60.0%
40.0%
20.0%
0.0%
(20.0%)
(40.0%)
(60.0%)
(80.0%)
(100.0%)
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Dec-23
6.8%
4.4%
(62.0%)
WORLD
Ingredients
Mid-Cap Packaged Foods

Source: S&P Capital IQ as of January 19, 2024.
Note: Indexes are market cap weighted.
(1) Ingredients Index comprised of TATE, INGR and SZU.
(2) Mid-Cap Packaged Foods Index comprised of BRBR, UTZ, SMPL, FLO, THS, HAIN, BGS and POST.

Preliminary Analysis of Selected Public Companies – Financial Benchmarking

Ingredients & Sweeteners	Mid-Cap Packaged Foods
World (Consensus)	World (Management)

($Millions)

2023E Revenue		'22E – '23E Revenue Growth		2023E Gross Margin		2023E EBITDA		'22E – '23E EBITDA Growth		2023E EBITDA Margin	
Südzucker	$11,122	Tate & Lyle	25%	Tate & Lyle	49%	Südzucker	$1,359	Südzucker	28%	BellRing	20%
Ingredion	$8,299	Post	21%	Flowers Foods	48%	Post	$1,263	TreeHouse	27%	Simply Good Foods Company	20%
Post	$7,342	BellRing	20%	Simply Good Foods Company	36%	Ingredion	$1,195	Post	23%	Tate & Lyle	19%
Flowers Foods	$5,091	Südzucker	13%	Utz	35%	Flowers Foods	$508	Ingredion	19%	Post	17%
TreeHouse	$3,457	Flowers Foods	6%	Südzucker	34%	Tate & Lyle	$423	BellRing	17%	B&G Foods, Inc.	15%
Tate & Lyle	$2,266	Simply Good Foods Company	5%	BellRing	32%	TreeHouse	$363	Utz	9%	Ingredion	14%
Median	$2,053	**Median**	4%	**Median**	30%	**Median**	$348	**Median**	7%	**Median**	14%
B&G Foods, Inc.	$2,053	Ingredion	4%	**World**	30%	BellRing	$348	Simply Good Foods Company	7%	**World**	14%
Hain Celestial	$1,792	Utz	3%	**World**	27%	B&G Foods, Inc.	$317	B&G Foods, Inc.	5%	**World**	14%
BellRing	$1,712	**World**	2%	Post	27%	Simply Good Foods Company	$246	Flowers Foods	1%	Utz	13%
Utz	$1,446	**World**	1%	Hain Celestial	22%	Utz	$185	**World**	(1%)	Südzucker	12%
Simply Good Foods Company	$1,251	TreeHouse	0%	B&G Foods, Inc.	22%	Hain Celestial	$148	**World**	(2%)	TreeHouse	11%
World	$551	Hain Celestial	(3%)	Ingredion	21%	**World**	$78	Tate & Lyle	(7%)	Flowers Foods	10%
World	$546	B&G Foods, Inc.	(5%)	TreeHouse	18%	**World**	$78	Hain Celestial	(18%)	Hain Celestial	8%

Source: S&P Capital IQ as of January 19, 2024.